Exhibit 15.1

[Solloa Letterhead]

June 18, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F of Promotora y Operadora de Infraestructura, S.A.B de C.V. for the years ended December 31, 2011, 2010, 2009, 2008, 2007 and 2006 and are in agreement with the statements contained therein.

/s/ Javier Solloa
C.P.A. Javier Solloa
Principal Partner
Solloa, Tello de Meneses y Compañía, S.C.
Member Firm of Nexia International.